MINING SERVICES AGREEMENT

for

Lucky Shot Mine Development

This Agreement is made this 26th day of August, 2017 by and between

OWNER,

Alaska Gold Torrent, LLC,

P.O. Box 409

Willow, AK 99688

PARENT OF OWNER:

Gold Torrent, Inc.

960 S. Broadway Suite 530

Boise, ID 83706

and

MINER,

Mining & Environmental Services LLC dba MES Mining dba Mountain Miners

PO Box 1511

Idaho Springs, CO 80452

MSHA Contractor ID# A116

US Tax ID# 84-1401900

RECITALS

A. Owner has determined in its sole judgment that Miner has the necessary expertise and equipment to perform the necessary mining services.

B. Miner will be performing work that would otherwise necessarily be performed by employees hired by Owner to effect the same mine maintenance, exploration, development and/or production of metalliferous minerals from the ore body or deposit. No construction work is included in the scope of this project.

C. Owner agrees that the work performed by the Miner constitutes a common improvement beneficial to all properties it holds which are either contiguous to the properties on which the Miner performs work; or which are connected to the worked areas by underground workings; or which are considered or represented to be a single exploration, mining or mine development operation.

D. The Owner has engaged the Miner to perform certain planning and other pre-construction professional services, via a separate Professional Services Agreement (the “PSA”) dated July 14, 2017. Under that agreement, Miner is providing assistance with MSHA submittals, underground as-built mapping of accessible portions of the Enserch adit, development plans, project estimates and logistics, etc. This includes preparation of development alternatives, draft development plans and related cost estimates and final plans and cost estimate as per Exhibits referenced in Section 3 below.

AGREEMENT

NOW THEREFORE, based on the premises stated above and the terms and conditions herein, Owner and Miner hereby agree as follows:

All required notices to the Parties as identified in the following Agreement shall be given at the above addresses. The Recitals stated above are hereby incorporated by reference.

1. THE WORK. The Work is identified in Exhibit A. Miner shall use its best efforts to expeditiously perform the Work described in Exhibit A in a commercially reasonable manner. Miner shall provide all administration, management, labor, equipment, materials and services necessary to complete the Work described in Exhibit A, except as may be otherwise provided in the contract documents.

2. COMPENSATION. Owner shall compensate Miner for Work performed on (1) a Time and Materials or (2) for necessary items not otherwise listed under the Time and Materials rates; on the basis of the Cost of the Work as allowed in Article 9 of this Agreement, plus Miner’s Fee paid in proportion to the Work performed.

Miner’s compensation shall be as follows, subject to adjustment provided herein:

2.1 Time and Materials. For labor and professional services work completed under the scope contained in Exhibit A, the rates set forth in Exhibit C are applicable and Miner shall be compensated by Owner based on those rates. The insurance rates may be subject to reasonable adjustment after 12/31/2017.

2.2 Other Costs not Specifically Listed in Exhibit C: For other items which may be required, but which are not specifically listed in Exhibits C, the Owner shall provide for all Costs of the Work, including without limitation those items specified in Article 9.2, plus a combined General & Administrative, Overhead and Fee allowance payable as follows:

●	10% for Owner prior-approved materials or supply purchased by funds provided by Miner, and other miscellaneous cost items as per Section 9.2 and not otherwise identified in Section 2.1 or 2.2 above, excluding explosives.

●	16% on explosives.

2.3 Advance Payment The Owner shall advance funds, as per Exhibit D, into the Working Capital account to initiate the project. The advance payment and subsequent payments shall be subject to the provisions set forth in Article 10.

2.4 Fees. The Miner shall be paid Equipment Rental, Overhead and G&A Markup and Fee as set forth in Exhibit C. In addition Miner shall be entitled to a fee from the above Section 2.2 markups on explosives, and any materials or supplied purchased directly by the Miner or other costs incurred.

2.5 Consensus Baseline Estimate (“CBE”). This contract is executed prior to finalization of design and related cost estimates. Following design approval by Owner, Miner and Owner shall complete a Consensus Baseline Estimate of the cost of the Work within the Miner’s scope that will be attached to this agreement as Exhibit E and replace the draft summary Exhibits C-3, D, E, and F hereby attached for reference.

This CBE shall include the following:

●	All of Miners direct, indirect, and overhead costs and fee.
●	Miner’s equipment rental charges and operating costs
●	Materials and supplies used in construction of the underground Work whether purchased by Owner or Miner.

The CBE shall not include those costs not in Miner’s control, including but not limited to::

●	Owner’s labor, or costs related to setup and operation of surface facilities, including man-camp, shops, generators and compressors, fuel and lubricants for surface equipment, office, communications, road maintenance, environmental and other costs

●	Owner furnished equipment or labor of any kind.

●	Owner’s costs of administration and oversight of the Miner’s Work.

2.6 Limited Notice to Proceed. Owner shall provide Miner with a limited notice to proceed upon execution of this agreement that will direct Miner to initiate mobilization of rental equipment to site, sell to Owner and mobilize to site certain additional equipment and sell to Owner and mobilize to a repair facility in Salt Lake City certain electrical equipment and components. The notice to proceed will also provide for mobilization of key personnel to the project as recommended by Miner and approved by Owner.

2.7– Bonus Incentive. If Miner completes the Work as detailed in Exhibit A for a total cost less than the Consensus Baseline Estimate set forth in Exhibit E, then Miner shall share 75% of the cost savings (Consensus Baseline Budget less amount actually incurred)

2.8 Overrun Penalty: On any portion of the baseline work scope in Exhibit A that is performed in excess of the Consensus Baseline Estimate, Miner shall be entitled to recover costs plus a reduced overhead of 10% only. Equipment shall be reduced to 50% of rental rates. No fee fraction shall be earned on work that overruns the CBE.

2.9 Not To Exceed Amount: Except as extended by force majeure or Owner-caused delay such as funding limitations and requested suspensions, Miner shall not be paid any Equipment Rental or Fee for the period beginning 12 months from the date of this contract and ending upon the completion of the Work.

It is the Parties’ intent that the full Cost of the Work, as defined in Article 9, be covered, plus reasonable overhead and profit. Payment for all Work performed shall be as set forth in Article 10.

3. EXHIBITS. The following Exhibits are incorporated by reference and made part of this Agreement:

EXHIBIT A: The Scope of Work

EXHIBIT B-1: Allocation of MSHA responsibilities

B-2: Owner Responsibilities

EXHIBIT C-1: Time and Materials Rates

C-2: Labor Rates for Personnel

C-3: Equipment Rental Rates

Exhibit D: Initial Project Budget for Working Capital Account

Exhibit E: Consensus Baseline Estimate (“CBE”)

Exhibit F: Owner Purchased Equipment

4. TERM. The term of this agreement shall be the sooner of the date of the completion the Scope of Work or February 1, 2019. A day shall mean a calendar day unless specified otherwise.

5. ETHICS. The Owner and the Miner shall perform their obligations with integrity, ensuring at a minimum that: a) Conflicts of interest shall be avoided or disclosed promptly to the other Party; and b) The Miner and the Owner warrant that they have not and shall not pay nor receive any contingent fees or gratuities to or from the other Party, including its agents, officers and employees, Subcontractors or others for whom they may be liable, to secure preferential treatment.

6. MINER’S RESPONSIBILITIES Miner shall be responsible for the Work to include supervision and coordination of the Work, including the means, methods, techniques, sequences and procedures utilized, unless Exhibit A gives other specific instructions.

6.1 Except for permits and fees that are the responsibility of the Miner pursuant to this Agreement, Owner shall obtain and pay for all necessary permits, licenses and renewals, approvals, easements, assessments pertaining to the Work. Miner shall be responsible only for its contractor’s registration, and its U.S. Department of Treasury, Bureau of Alcohol, Tobacco, and Firearms (“BATFE”) explosives permits.

6.2 Owner shall pay all taxes or the like, and all applicable sales and use taxes on for labor, materials and/or equipment delivered to the site or used in connection with the Work. Where Owner asserts that sales or other transaction taxes are not applicable to transactions with Miner, Owner shall indemnify and defend Miner from any liability for such tax. Miner shall notify Owner of any sales or use tax audits related to the Work and shall cooperate with Owner to protest and/or appeal any assessments that may result from such audits, if Owner asks Miner to file such protests and/or appeals. Owner shall bear the cost of any such protests or appeals.

6.3 In the event that Owner elects to perform work at the Worksite directly or by others retained by Owner, Miner and Owner shall coordinate the activities of all forces at the Worksite and agree upon fair and reasonable schedules and operational procedures for Worksite activities. Owner shall require each separate contractor to cooperate with Miner and assist with the coordination of activities and the review of construction schedules and operations.

6.4 In order to facilitate its responsibilities for completion of the Work in accordance with and as reasonably inferable from Exhibit A, prior to commencing the Work, Miner shall examine and compare the drawings and specifications with information furnished, by Owner pursuant to Paragraph 7.2, relevant field measurements made by Miner; and any visible conditions at the site affecting the Work.

6.5 WARRANTY

6.5.1 The Work shall be executed in accordance with Exhibit A in a prudent and workmanlike manner. Miner warrants that all materials it furnishes shall be new unless otherwise specified, of good quality, in conformance with Exhibit A, and free from defective workmanship and materials, and of the standard of workmanship common within the mining industry for similar projects.

Miner’s warranty does not include remedies for defects or damages caused by normal wear and tear during normal usage, use for a purpose for which the Project was not intended, improper or insufficient maintenance, modifications or Work performed by Owner or others retained by Owner, Owner-furnished materials, or abuse.

6.6 SAFETY AND HEALTH.

6.6.1 The Miner, in coordination with the Owner shall be responsible for initiating, maintaining and supervising the safety and anti-substance abuse precautions and programs in connection with the Work, and shall provide all reasonable and realistic steps to prevent injury to all persons involved in any way in the Work and all other persons, including, without limitation, the employees, agents, guests, visitors, invitees, and licensees of the Owner who may visit or be affected thereby. These precautions shall include, but in no event be limited to: the posting of danger signs and personal notification to all affected persons of the existence of a hazard of whatever nature; the furnishing and maintaining of necessary traffic control barricades and flagman services; the use, or storage, removal and disposal of required explosives or other hazardous materials only under the supervision of qualified personnel and after first obtaining permission of all applicable governmental authorities; and the maintenance of adequate quantities of both hose and operable fire extinguishers at the Job Site. The Miner shall set forth in writing its safety and anti-substance abuse precautions and programs in connection with the Work and submit the same to the Owner for review. The Owner may, but shall not be obligated to, make suggestions and recommendations to the Miner with respect thereto.

6.6.2 All Work, whether performed by the Miner or anyone directly or indirectly employed by any of them, and all equipment, appliances, machinery, materials, tools and like items incorporated or used in the Work, shall be in compliance with, and conform to: (a) all applicable laws, ordinances, rules, regulations and orders of any public, quasi-public or other governmental authority relating to the safety of persons and their protection against injury, specifically including, but in no event limited to, the Federal Occupational Safety and Health Act of 1970 and/or the Mine Safety and Health Administration as applicable; as may be amended from time to time, and all rules and regulations promulgated thereunder; and (b) all codes, rules, regulations and requirements of the Owner and its insurance carriers relating thereto. In the event of conflicting requirements, the more stringent shall govern. Citations, orders, notices of violation and/or other regulatory enforcement actions shall not constitute a material breach of this agreement, as long as prompt correct efforts are initiated and continued to abate the condition, and/or an administrative or judicial appeal of the enforcement action is pending resolution.

6.6.3 The Miner shall have operational control of its work areas, and shall have the right to reasonably regulate access for reasons of safety. This includes temporary exclusion of access during loading, blasting. scaling, ground control installation, drilling, and other high hazard operations. The Miner shall have the right to require non-Miner personnel in the work areas to comply with general safety procedures and instructions and to remain with an escort, if one is assigned.

6.6.4 The Miner shall provide to each of its workers on the Job Site the proper safety equipment for the duties being performed by that worker and shall not permit any worker on the Job Site who fails or refuses to use the same. The Owner shall have the right, but not the obligation, to order the Miner to send a worker home for the day or to discharge a worker for his or her failure to comply with safe practices or anti-substance abuse policies, for which order the Miner shall promptly comply.

6.7 HAZARDOUS MATERIALS & CONDITIONS. A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal and/or clean-up. A Hazardous condition is one that poses an unusual risk of injury, disease or death to personnel, or damage to equipment.

6.7.1 The Miner shall not bring any Hazardous Materials in greater than a Reportable Quantity on site without advance permission from the Owner.

6.7.2 The Miner shall be responsible for the clean-up of any spills, leakage, or the like of oil, fuel or other Hazardous Materials resulting from acts or omissions of Miner or Miner’s equipment or operations.

6.7.3 The Miner shall provide Material Safety Date Sheets to the Owner for all applicable chemicals and other materials brought to the site by Miner.

6.7.4 Miner shall not be obligated to commence or continue work in an area with a potentially Hazardous Condition until the Hazardous Condition discovered at the Worksite has been removed, or rendered or determined to be reduced to a normal mining risk level, in the Miner’s judgment.

Within its capability and expertise, the Miner shall be expected to take appropriate action(s) to abate or make safe any Hazardous Conditions that arise in the performance of the Work. Where the abatement of such Hazardous Condition may have a material impact on project cost or schedule, the Owner shall be notified within 24 hours of the time that the severity is recognized by the Miner.

6.8 MATERIALS BROUGHT TO THE WORKSITE. Unless otherwise provided, Miner shall be responsible for the proper delivery, handling, application, storage, removal and disposal of all materials and substances brought to the Worksite by Miner in accordance with Exhibit A and used or consumed in the performance of the Work.

6.9 SUBMITTALS. Miner shall submit to Owner for review and approval all shop drawings, samples, product data and similar submittals required by Exhibit A. Submittals may be submitted in electronic form if required in accordance with Paragraph 7.3. Miner shall be responsible to Owner for the accuracy and conformity of its submittals to Exhibit A. Miner shall prepare and deliver its submittals to Owner in a manner consistent with the Schedule of the Work and in such time and sequence so as not to delay the performance of the Work or the work of Owner and others retained by Owner. When Miner delivers its submittals to Owner, Miner shall identify in writing for each submittal all changes, deviations or substitutions from the requirements of Exhibit A. The approval of any submittal from Miner shall not be deemed to authorize deviations, substitutions or changes in the requirements of the Contact Documents unless express written approval is obtained from Owner specifically authorizing such deviation, substitution or change. Further, Owner shall not make any change, deviation or substitution through the submittal process without specifically identifying and authorizing such deviation to Miner. Owner shall be responsible for review and approval of submittals with reasonable promptness to avoid causing delay. Miner shall perform all Work strictly in accordance with approved submittals. Owner’s approval does not relieve Miner from responsibility for Defective Work resulting from errors or omissions of any kind on the approved Shop Drawings.

6.10 SITE CONDITIONS. If the conditions at the Worksite are (a) materially different from those indicated in or inferable from Exhibit A, or (b) unusual or unknown physical conditions which are materially different from conditions ordinarily encountered and generally recognized as inherent in Work provided for in Exhibit A, Miner shall stop work and give immediate written notice of the condition to Owner. Miner shall not be required to perform any work relating to the different or unknown condition without the written mutual agreement of the Owner and Miner.

In the case of conditions which are so substantially different that a change of Miner’s means and/or methods is required, Miner shall be entitled to an equitable adjustment in Miner’s scope of work and the labor rate and mark-ups and the equipment rental rates provided in Exhibit C and Section 2.2 shall apply.

6.11 CLEANING UP Miner shall at all times consistent with the normal mining cycle keep the Work areas reasonably clean and free of debris and waste materials resulting from the Work. Prior to discontinuing Work in an area, Miner shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials, other than non-hazardous materials approved by the Owner to be incorporated into stope backfill or other areas to be abandoned. Miner shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, Miner shall remove from the Worksite all construction equipment, tools, portable facilities, and other items brought onsite by Miner and not incorporated into the Work. Waste materials and debris shall be removed to a(n) onsite location(s) designated by Owner.

6.12 SURFACE OR SUBSURFACE WATER. Water shall be controlled and suitably and lawfully disposed of by means of temporary or permanent pumps, piping, drainage lines and ditches, dams or other methods in accordance with all permits held by the Owner. The proposed methods of removing accumulated water from the Miner’s work areas shall be submitted to the Owner for its prior written approval. As long as Owner directs or approves any mine water pumping or dewatering activities, Owner shall be solely responsible for any and all permits necessary for mine water pumping and dewatering activities. Owner shall notify Miner of any and all permit requirements.

6.13 EMERGENCIES In any emergency affecting the safety of persons or property, or in the event of a claimed violation of any federal or state safety or health law or regulation, arising out of or in any way connected with the Work or its performance, the Miner shall act immediately, to prevent threatened damage, injury or loss or to remedy said violation, whichever is applicable, failing which the Owner may immediately take whatever action it deems necessary, including, but not limited to, suspending the Work.

7. OWNER’S RESPONSIBILITIES. Any information or services to be provided by Owner shall be provided in a timely manner so as not to delay the Work.

7.1 FINANCIAL INFORMATION. Prior to commencement of the Work and thereafter at the written request of Miner, Owner shall provide Miner with evidence of Project financing. Evidence of such financing shall be a condition precedent to Miner’s commencing or continuing the Work. Miner shall be notified prior to any material change in Project financing.

7.2 WORKSITE INFORMATION. Owner shall provide at Owner’s expense and with reasonable promptness the following, which Miner shall be entitled to rely upon for its accuracy and completeness:

7.2.1 information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, data or drawings depicting existing conditions, subsurface and environmental studies, reports and investigations;

7.2.2 tests, inspections and other reports dealing with environmental matters, hazardous material and other existing conditions, including structural, mechanical and chemical tests, reasonably required for the performance of services per Exhibit A or by law; and

7.2.3 any other information or services requested in writing by Miner that are relevant to Miner’s performance of the Work and under Owner’s control. The information required by this Paragraph shall be provided in reasonable detail. Legal descriptions shall include easements, title restrictions, boundaries, and zoning restrictions. Worksite descriptions shall include existing buildings and other construction and all other pertinent site conditions. Adjacent property descriptions shall include structures, streets, sidewalks, allies, and other features relevant to the Work. Utility details shall include available services, lines at the Worksite and adjacent thereto and connection points. The information shall include public and private information, subsurface information, grades, contours, and elevations, drainage data, exact locations and dimensions, and benchmarks that can be used by Miner in laying out the Work.

7.3 ELECTRONIC DOCUMENTS If the Owner requires that the Owner and Miner exchange documents and data in electronic or digital form, prior to any such exchange, the Owner and Miner shall agree on a written protocol governing all exchanges.

7.4 OWNER’S STANDARDS. The Owner reserves the right, but assumes no duty, to establish and enforce standards, and to change the same from time to time, for the protection of persons and property, with which the Miner shall comply, and to review the efficiency of all protective measures taken by the Miner. The exercise of or failure to exercise any or all of these acts by the Owner shall not relieve the Miner of its duties and responsibilities under this Agreement, and the Owner shall not thereby assume, nor be deemed to have assumed, any such duties or responsibilities of the Miner.

8. SUBCONTRACTS. Owner-approved work not performed by Miner with its own forces shall be performed by subcontractors. Miner agrees to bind every subcontractor (and require every subcontractor to so bind its subcontractors) to all the provisions of this Agreement and appropriate Exhibits as they apply to the subcontractor’s portions of the Work. Subcontractors shall not be required to provide the Excess/Umbrella Liability insurance required of Miner in Section 12.1.4.

9. COST OF THE WORK

9.1 Consistently with Article 2 hereof, Owner agrees to pay Miner for the Cost of the Work as defined in this Article. Where applicable, this payment shall be in addition to Miner’s Fee stipulated in Paragraph 2.

9.2 COST ITEMS The Cost of the Work includes:

9.2.1 As set forth on Exhibit C, wages paid for labor in the direct employ of Miner in the performance of the Work, including training and safety activities.

9.2.2 As set forth on Exhibit C, salaries of Miner’s employees when stationed at the field office, in whatever capacity employed; employees engaged on the road expediting the procurement, production or transportation of material and equipment; and employees from the principal or branch office performing the following direct project support functions: equipment repair and maintenance, shop fabrication, professional services as per 9.2.21, procurement and logistics, accounting, and safety.

9.2.3 As set forth on Exhibit C, the cost of all employee benefits and taxes including but not limited to workers’ compensation, unemployment compensation, Social Security, health, welfare, retirement, vacation, sick leave, holiday pay, health insurance, and other fringe benefits as required by law, labor agreements, or paid under Miner’s personnel policies applicable to workers on the project, insofar as such costs are paid to or for the benefit of employees of Miner as identified and included in Exhibits C a D who are included in the Cost of the Work

9.2.4 Reasonable transportation, travel, hotel and moving expenses of Miner’s personnel incurred in connection with the Work, and as detailed in Owner-approved budgets or otherwise approved by Owner.

9.2.5 Cost of all Miner-furnished materials, supplies and equipment incorporated in the Work, and the reasonable cost to repair or replace consumable small tools and safety supplies, and including costs of inspection and testing if not provided by Owner, transportation, storage and handling.

9.2.6 Payments made by Miner to Owner-approved subcontractors or consultants for work performed under this Agreement.

9.2.7 Cost, including transportation and maintenance of all Miner-furnished materials, supplies, equipment, temporary facilities and small tools that are used or consumed in the performance of the Work, less salvage value and/or residual value; and cost less salvage value on such items used, but not consumed that remain the property of Miner.

9.2.8 Rental charges of all necessary machinery and equipment used at the Worksite, whether rented from Miner or others retained by Miner, plus operating costs including installation, repair and replacement, dismantling, removal, maintenance, transportation and delivery costs. Rental from unrelated third Parties shall be at actual cost. Rentals from Miner or its affiliates, subsidiaries or related Parties shall be reimbursed at the rates provided in the Time and Materials rate sheets provided in Exhibit C, as may be amended from time to time by subsequent agreement between the Owner and Miner.

9.2.9 Cost of the premiums for all insurance and surety bonds that Miner is required to procure or deems necessary, and approved by Owner.

9.2.10 Sales, use, gross receipts or other taxes, tariffs or duties related to the Work for which Miner is liable. Miner shall work diligently with Owner to minimize taxes, tariffs, and duties, in compliance with applicable laws and regulations.

9.2.11 Permits, fees, licenses, tests, royalties, damages for infringement of patents and/or copyrights, including costs of defending related suits for which Miner is not responsible, and deposits lost for causes other than Miner’s negligence.

9.2.12 Owner requested re-work of Work and losses, expenses and damages Miner incurs as a result of a mine collapse of other such catastrophic event that is not covered or reimbursed by insurance provided such collapse or catastrophic event is not caused by Miner negligence.

9.2.13 Owner prior-approved costs associated with establishing, equipping, operating, maintaining and demobilizing the field office.

9.2.14 Costs associated with demobilizing and remobilizing the field office and Miner’s workforce, including subcontractor workforces, as a result of a suspension of the Work by Owner unless the suspension is the result of negligence of the Miner.

9.2.15 Reasonable reproduction costs, photographs, cost of telegrams, facsimile transmissions, long distance telephone calls, data processing services, postage, express delivery charges, telephone service nor provided by the Owner at the Worksite.

9.2.16 Water, power and fuel costs necessary for the Work.

9.2.17 Costs incurred by the Miner for removal of hazardous and non-hazardous substances, debris and waste materials unless the need for such material removal is due to the negligence of the Miner.

9.2.18 Costs incurred due to an emergency affecting the safety of persons and/or property.

9.2.19 Project Related legal, mediation and arbitration fees and costs, other than those arising from disputes between Owner and Miner; or between Miner and Subcontractor for reasons other than disputes arising as a result of the Owner’s alleged actions or inactions, reasonably and properly resulting from Miner’s performance of the Work

9.2.20 Additional costs resulting from laws, ordinances, rules, regulations and taxes enacted after the date of this Agreement

9.2.21 Cost of Owner approved professional services in connection with the Work, including but not limited to geologic, surveying, engineering, legal, accounting and other services, whether performed by Miner or subcontractors, consultants, or vendors retained by the Miner and approved by the Owner.

9.2.22 Fines and penalties that may be imposed by MSHA. Fines related to conditions previously identified by the Owner and not corrected by the Miner and related to the condition of Miner’s equipment or unauthorized actions of Miner shall not be reimbursable project costs.

Owner shall pay the costs to contest, object to or appeal any fines and penalties. If the contest, objection or appeal is finally and conclusively resolved against Miner, then the fines and penalties related thereto shall be paid by Miner.

9.2.23 Other costs directly incurred in the performance of the Work or in connection with the Project, and not included in Miner’s Fee as set forth in Paragraph 2.1 or 2.2, which are reasonably inferable from Exhibit A as necessary to produce the intended results.

9.3 DISCOUNTS. All discounts for prompt payment shall accrue to Owner to the extent such payments are made with funds provided by Owner (work invoiced to Working Capital Account, when such account is properly funded). To the extent payments are made with funds of Miner, all cash discounts shall accrue to Miner. All trade discounts, rebates and refunds, and all returns from sale of surplus materials and equipment purchased with Owner funds, shall be credited to the Cost of the Work to the benefit of the Owner. The provisions of this section are only applicable to Time and Materials and Cost plus Fee work and are not applicable to Lump Sum unit price work items if any.

9.4 FINANCIAL RECORDS. Miner shall keep such full and detailed accounts as are necessary for proper financial management under this Agreement. Miner shall maintain a complete set of all books and records prepared or used by Miner with respect to the Project. Owner and its agents shall be afforded access to all Miner’s project-specific financial records, including timecards, daily reports, receipts, vouchers, packing slips, survey data, development and production memoranda and similar data relating to this Agreement. Miner shall promptly provide copies of such records digitally to Owner and its agents upon request.

Miner shall preserve all such records for a period of three years after the final payment or longer where required by law.

10. PAYMENT

10.1 PAYMENTS

10.1.1 Replenishment of Working Capital Account

Twenty (20) days in advance, Miner shall submit to Owner a budget forecast based on estimated project costs for the month then 20 days ahead. Miner agrees to use reasonable skill and judgment in the preparation of cost estimates, but does not warrant or guarantee them.

Within ten (10) days after receipt of each budget forecast, Owner shall give written notice to Miner of Owner’s acceptance or rejection, in whole or in part, of such budget forecast. Owner’s failure to reject all or any part of a budget forecast within such period shall constitute acceptance of the amount not rejected. If such budget forecast is rejected in whole or in part, Owner shall state specifically the reasons for its rejection and provide an alternate budget and Miner shall make efforts to promptly adjust project resources to meet the alternate budget to the extent commercially reasonable.

Within ten (10) days after the receipt of such budget forecast, Owner shall make a payment in the amount of each budget forecast into the Miner’s working capital account. The Project working capital account shall be maintained by Miner, with viewing rights by Owner.

Owner shall keep the greater of the following in the working capital account on deposit with Miner at all times: (a) $200,000, or (b) the total estimate for project costs for the following month as provided to Owner from Miner and approved by Owner, plus a demobilization and closeout reserve of $100,000.

10.1.2 Accounting of Actual Costs and Fees Withdrawn from Working Capital Account

Miner shall provide detailed digital invoices to Owner for all work performed, and shall draw upon the working capital account for actual costs incurred and Fee earned every two weeks based on the invoices. Miner shall provide reasonable backup documentation as requested by Owner to support the amounts invoiced.

Within thirty (30) days after receipt of each monthly accounting of withdrawals from the working capital account, Owner shall give written notice to Miner of Owner’s acceptance or rejection, in whole or in part, of such accounting. Owner’s failure to reject all or any part of an accounting within such period shall constitute acceptance of the amount not rejected.

If such accounting is rejected in whole or in part, Owner shall state specifically the reasons for its rejection.

Those invoiced items rejected by Owner shall be not be considered earned by the Miner until the Owner’s stated reasons for the rejection have been resolved, or a final resolution has been reached in accordance with Article 15 herein.

10.2. As the contract enters the final stages when there is 1 month or less of estimated work remaining, including demobilization, Miner shall bill Owner directly for any funding shortage in the working capital account.

At the conclusion of this Agreement, Miner shall apply any funds in the working capital account to any amounts due and payable to Miner hereunder. Miner shall provide a final accounting and return any remaining balance to Owner within the earlier of 30 days after the conclusion of Work or termination of this Agreement. If a balance is due and owing to Miner after application of the total amount of the working capital account, then Owner shall pay such amounts within 20 days after final accounting by the Miner for the final month.

10.3 ADJUSTMENT OF MINER’S INVOICE Owner may adjust or reject an invoice , in whole or in part, as may reasonably be necessary to protect Owner from loss or damage based upon the following, to the extent that Miner is responsible for such under this Agreement:

1	Miner’s failure to perform the Work for the invoiced period as required by Exhibit A;

2	loss or damage for which Owner may be liable arising out of or relating to this Agreement and caused by Miner to Owner or others retained by Owner;

3	Miner’s failure to properly and timely pay subcontractors, government entities and material suppliers with in payment schedules following receipt of such payment from Owner.

4	unless arising from Owner’s non-payment for the performance of the Work or other breach by Owner, third-party claims involving the Miner or reasonable evidence demonstrating that third-party claims are likely to be filed unless and until the Miner furnishes the Owner with adequate security in the form of a surety bond, letter of credit or other collateral or commitment which are sufficient to discharge such claims if established;

5	Invoiced amounts not adequately supported by reasonable and customary documentation reasonably acceptable to the Owner.

10.4 FINAL PAYMENT. Claims not reserved in writing at or before the making of final payment shall be waived except for claims relating to liens or similar encumbrances, warranties, defective Work and latent defects.

10.6 LATE PAYMENT. Payments due but unpaid shall bear interest from the date payment is due at the statutory rate prevailing at the place of the Project unless successfully disputed by Owner.

11. INDEMNITY

11.1 To the fullest extent permitted by law and within the limits of insurance provided as specified herein, Miner shall indemnify and hold harmless the Owner and Parent, Owner’s and Parent’s officers, directors, members, consultants, agents and employees from all claims for bodily injury and property damage, other than to the Work itself and other property insured under Paragraph 12.3 including reasonable attorneys’ fees, costs and expenses that may arise from the performance of the Work, but only to the extent caused by the negligent acts or omissions of the Miner, Subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. The Miner shall be entitled to reimbursement of any indemnity costs paid above Miner’s percentage of liability for the underlying claim. Miner shall not be required to indemnify or hold harmless Owner or others retained by Owner for any acts, omissions or negligence other than those of Miner.

11.2 To the fullest extent permitted by law, Owner or Parent shall indemnify and hold harmless Miner, its officers, directors or members, subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than to the Work itself or property insured under Paragraph 12.3 including reasonable attorneys’ fees, costs and expenses that may arise from the performance of the Work, but only to the extent caused by the negligent acts or omissions of the Owner or Parent or anyone employed directly or indirectly by Owner or Parent or by anyone for whose acts Owner or Parent may be liable. The Owner or Parent shall be entitled to reimbursement of any indemnity costs paid above Owner’s or Parent’s percentage of liability for the underlying claim. Owner or Parent shall not be required to indemnify or hold harmless Miner or others retained by Miner for any acts, omissions or negligence other than those of Owner or others retained by Owner.

12. INSURANCE

12.1 Prior to the start of the Work, the Miner shall procure and maintain in force Workers Compensation Insurance, Employers’ Liability Insurance, Business Automobile Liability Insurance, and Commercial General Liability Insurance (CGL) (and for one (1) year thereafter in the case of completed operations). The CGL policy shall include coverage for liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, contractual liability, and broad form property damage. If requested, the Miner shall provide the Owner with certificates of the insurance coverage required. The Miner’s Employers’ Liability, Business Automobile Liability, and Commercial General Liability policies, as required in this Paragraph 2, shall be written with at least the following limits of liability:

.1 Employers’ Liability Insurance

a. $1,000,000

Bodily Injury by Accident

Each Accident

b. $ 1,000,000

Bodily Injury by Disease

Policy Limit

c. $ 1,000,000

Bodily Injury by Disease

Each Employee

.2 Business Automobile Liability Insurance

a. $1,000,000

Each Accident

.3 Commercial General Liability Insurance

a. $ 1,000,000

Each Occurrence

b. $ 1,000,000

General Aggregate

c. $ 1,000,000

Products/Completed

Operations Aggregate

d. $1,000,000

Personal and Advertising

Injury Limit

4. Excess / Umbrella Liability

$5,000,000

12.2 Employers’ Liability, Business Automobile Liability and Commercial General Liability coverage required under Paragraph 1 may be arranged under a single policy for the full limits required or by a combination of underlying policies with the balance provided by Excess or Umbrella Liability policies. The Miner shall maintain in effect all insurance coverage required under Paragraph 15.1 with insurance companies lawfully authorized to do business in the jurisdiction in which the Project is located.

If the Miner fails to obtain or maintain any insurance coverage required under this Agreement, the Owner shall provide Notice to Cure per the terms of Section 14. If not cured within the timeframes of Section 14, the Owner elect to may purchase such coverage and charge the cost plus _16__% to the Miner, suspend the Work, or terminate this Agreement.

The policies of insurance required under Subparagraph 13.1 shall contain a provision that the coverage afforded under the policies shall not be cancelled or allowed to expire until at least thirty (30) Days’ prior written notice has been given to the Owner. Prior to commencement of the Work, Miner shall furnish the Owner with certificates evidencing the required coverage.

12.3 PROPERTY INSURANCE. Before the start of Work, the Owner shall obtain and maintain Builder’s Risk Policy upon the entire Project for the full cost of replacement at the time of loss. This insurance shall also name the Miner, Subcontractors, Sub-subcontractors, Material Suppliers and Architect/Engineer as named insured’s. This insurance shall be written as a Builder’s Risk Policy or equivalent form to cover all risks of physical loss except those specifically excluded by the policy. The Owner shall be solely responsible for any deductible amounts or coinsurance penalties. This policy shall provide for a waiver of subrogation in favor of the Miner, Subcontractors, Sub-subcontractors, and Material Suppliers. This insurance shall remain in effect until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property to be covered by this insurance, whichever is sooner. Partial occupancy or use of the Work shall not commence until the Owner has secured the consent of the insurance company or companies providing the coverage required in this Paragraph. Prior to commencement of the Work, the Owner shall provide a copy of the property policy or policies obtained in compliance with this Paragraph.

12.3.1 If the Owner does not intend to purchase the property insurance required by this Agreement, including all of the coverages and deductibles described herein, the Owner shall give written notice to Miner before the Work is commenced, and the Owner shall be responsible for all of Miner’s costs reasonably attributed to the Owner’s failure or neglect in purchasing or maintaining the coverage described above and the Owner shall waive any claim against Miner for loss or damage to the Project property.

12.3.2 Owner and Miner waive all rights against each other and their respective employees, agents, contractors, subcontractors and Sub-subcontractors, for damages caused by risks covered by the property insurance except such rights as they may have to the proceeds of the insurance and such rights as Miner may have for the failure of the Owner to obtain and maintain property insurance in compliance with Subparagraph 12.3.

12.3.3 To the extent of the limits of Miner’s Commercial General Liability Insurance specified in Paragraph 12.1 Miner shall indemnify and hold harmless the Owner against any and all liability, claims, demands, damages, losses and expenses, including attorneys’ fees, in connection with or arising out of any damage or alleged damage to any of Owner’s existing adjacent property that may arise from the performance of the Work, but only to the extent caused by the negligent acts or omissions of Miner, Subcontractor or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable.

12.4 OWNER’S INSURANCE. The Owner may procure and maintain insurance against loss of use of the Owner’s property caused by fire or other casualty loss. The Owner shall either self-insure or obtain and maintain its own liability insurance for protection against claims arising out of the performance of this Agreement, including without limitation, loss of use and claims, losses and expenses arising out of the Owner’s errors or omissions.

13. LIMITED MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES. Excluding losses covered by insurance required by this Agreement, the Owner and Miner agree to waive all claims against each other for any consequential or indirect damages that may arise out of or relate to this Agreement. The Owner agrees to waive damages including but not limited to the Owner’s loss of use of the Project, any rental expenses incurred, loss of income, profit or financing related to the Project, as well as the loss of business, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, loss of reputation, or insolvency. The Miner agrees to waive damages including but not limited to loss of business, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, loss of bonding capacity, loss of reputation, or insolvency. The provisions of this Paragraph shall also apply to the termination of this Agreement and shall survive such termination. The Owner and the Miner shall require similar waivers in contracts with Subcontractors and others retained for the project.

14. NOTICE TO CURE AND TERMINATION

14.1 NOTICE TO CURE A DEFAULT. If Miner persistently or recurrently refuses or fails to perform the work required under Exhibit A, supply enough properly skilled workers or equipment to diligently and reasonably prosecute the Work; or having received prompt payment from the Owner, fails to make prompt payment to its workers, Subcontractors, government entities, or Material Suppliers, or is otherwise guilty of a material breach of a provision of this Agreement, Miner may be deemed in default. If Miner fails within ten (10) working Days after written notification to cure if reasonably possible, or commence and continue satisfactory action for correction of such default with diligence and promptness, then Owner shall give the Miner a second written notice to initiate action to correct the default within a three (3) business Day period. If the Miner fails to promptly cure if reasonably possible, or commence and continue action for satisfactory correction of the default following receipt of such second notice, the Owner, without prejudice to any other rights or remedies, shall have the right to terminate this Agreement. In the case of an default that cannot reasonably or practicably be cured within the notice period, the Miner shall submit a plan and schedule for correction or other resolution of the condition within the timelines of this subparagraph.

14.2 TERMINATION BY OWNER. If, within ten (10) Days of receipt of a notice to cure pursuant to Paragraph 14.1, Miner fails to cure if reasonably possible, or commence and satisfactorily continue correction of the default set forth in the notice to cure, Owner may notify Miner that it intends to terminate this Agreement for default absent appropriate corrective action within fourteen (14) additional days. After the expiration of the additional fourteen (14) day period, Owner may terminate this Agreement by written notice absent appropriate corrective action.

14.2.1 Owner shall make reasonable efforts to mitigate damages arising from any Miner default.

14.2.2 The Miner’s maximum damages hereunder shall be limited to the Fee actually paid to contractor for performance of the work.

14.3 SUSPENSION BY MINER. Upon breach of the Owner’s obligations under this Agreement, including without limitation failure to make payments required hereunder, upon seven (7) days written notice to Owner, Miner may suspend the Work until such time as the Owner cures the default.

In such event, the Miner shall be entitled to reimbursement for any costs incurred in connection with the suspension, which shall be deemed a Cost of the Work.

14.4 TERMINATION BY MINER. Upon seven (7) Days’ written notice to Owner, Miner may terminate this Agreement if the Work has been stopped for a thirty (30) Day period for any reason which is not the result of any default by Miner, Subcontractor(s), or others for whom the Miner is responsible.

14.5 In addition, upon seven (7) Days’ written notice to Owner, Miner may terminate the Agreement if the Owner:

1 fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Paragraph 7.1, or

2 assigns this Agreement over Miner’s reasonable objection, or

3 fails to pay Miner in accordance with this Agreement and Miner has complied with the notice provisions of Paragraph 14.3, or

4 otherwise materially breaches this Agreement after a cure period identical to Paragraph 14.1.

14.6 Upon termination by Miner pursuant to this Agreement, Miner shall be entitled to recover from Owner payment for all Work executed and for any proven loss, cost or expense in connection with the Work, including all demobilization costs plus reasonable overhead.

14.7 TERMINATION BY OWNER WITHOUT CAUSE. Without limitation to the provisions of Section 14, the Owner shall have the right at any time, upon not less than twenty (20) days notice to the Miner to terminate this Agreement without cause and/or for the Owner’s convenience. Upon receipt of such notice of termination, the Miner shall forthwith discontinue the Work and remove its equipment and employees from the Job Site. In the event of termination under this Paragraph, the Miner shall have the right, as its sole and exclusive remedy, to recover from the Owner payment for all unpaid Work executed up to the date of termination, plus reasonable charges for demobilization and closeout activities.

14.8 OBLIGATIONS ARISING BEFORE TERMINATION. Even after termination the provisions of this Agreement still apply to any Work performed, payments made, events occurring, costs charged or incurred or obligations arising before the termination date.

15. DISPUTE MITIGATION AND RESOLUTION

15.1 CLAIMS FOR INCREASE IN UNIT PRICES. For any claim for an increase in the Unit Prices in Exhibit C, Miner shall give Owner written notice of the claim within ten (10) Days after the occurrence giving rise to the claim or within ten (10) Days after Miner first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Any change in the Unit Prices resulting from such claim shall be authorized by Change Order.

15.2 WORK CONTINUANCE AND PAYMENT. Unless otherwise agreed in writing, Miner shall continue the Work during any dispute resolution proceedings. If Miner continues to perform, Owner shall continue to make payments in accordance with the Agreement.

15.3 DIRECT DISCUSSIONS. If a dispute arises out of or relates to this Agreement or its breach, the Parties shall endeavor to settle the dispute. Within five (5) business days, Parties’ representatives, who shall possess the necessary authority to resolve such matter and who shall record the date of first discussions, shall conduct direct discussions and make a good faith effort to resolve such dispute.

15.4 MEDIATION. Disputes between Owner and Miner not resolved by direct discussion shall be submitted to mediation. The Parties shall agree on the mediator within fifteen (15) Days of a request for mediation, and the mediation shall be conducted within forty-five (45) Days of a request for mediation. If either deadline in the immediately preceding sentence is not met, the mediator shall be selected by the American Arbitration Association in accordance with its Construction Industry Mediation Rules in effect at the time of this Agreement. In any case, such mediation shall be conducted in accordance with the applicable parts of such Rules. Engaging in mediation is a condition precedent to any form of binding dispute resolution. Each party shall bear its own costs and expenses related to this Article 15.4

15.5 ARBITRATION. If the matter is unresolved after its submission to mediation, the Parties shall submit the matter to binding arbitration. A demand for arbitration shall be made in writing, and delivered to the other Party to this agreement. The Party filing a demand for arbitration shall assert in the demand all claims then known to that Party on which arbitration is permitted to be demanded. If the initial demand for arbitration is $300,000 or greater in amount, the arbitration shall be conducted by a panel of three arbitrators. If the initial demand is less than $300,000, the arbitration shall be conducted by a single arbitrator. The single panel member or at least one member of a three-person panel shall be experienced in mining development and engineering, and have experience as an arbitrator in mining or construction disputes. The Parties shall agree on the identity of the arbitrator or arbitrators. If the Parties cannot agree on the arbitrator or arbitrators within 30 days of the unsuccessful conclusion of the mediation proceedings, the arbitrator or arbitrators shall be chosen by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect as of the date of this Agreement. In any case, the arbitration shall be conducted consistent with the applicable rules of the American Arbitration Association Construction Industry Arbitration Rules in effect on the date of this agreement. In no event shall a demand for arbitration be made after the date when the institution of legal or equitable proceedings based on the disputes between the Parties would be barred by the applicable statute of limitations. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. Each party shall bear its own costs and expenses related to this Article 15.5

15.6 VENUE. The venue of any mediation and arbitration proceedings shall be in Anchorage, Alaska, unless the Parties agree on a different, mutually convenient location.

16. ASSIGNMENT. Neither Owner nor Miner shall assign its interest in this Agreement without the written consent of the other except as to an assignment of proceeds. The terms and conditions of this Agreement shall be binding upon both Parties, their, successors, assigns and legal representatives.

In the event of termination of the Miner under Section 15, the miner shall reasonably cooperate to facilitate the transfer of the rights, duties and obligations of its materials vendor agreements in connection with the Work to the Owner. Any such assignment shall be subject to the consent of the vendor and shall rely solely on the credit, and applicable licenses or other qualifications, of the Owner and not the Miner.

17. GOVERNING LAW. This Agreement shall be governed by law in the state of Alaska, without consideration of any conflicts of law provisions.

18. JOINT DRAFTING The Parties expressly agree that this Agreement was jointly drafted, and that they both had opportunity to negotiate terms and to obtain assistance of counsel in reviewing terms prior to execution. This Agreement shall be construed neither against nor in favor of either

19. PAYMENT AND PERFORMANCE. The Parent, acting as Owner’s Manager, shall provide punctual performance by Owner of all of Owner’s obligations pursuant to this Agreement, including without limitation payment of all amounts required to be paid or deposited hereunder and the prompt and complete performance of all terms, covenants, conditions and agreements contained herein on the part of the Owner.

20. CHANGES. Changes in the Work, within the general scope of this Agreement shall be accomplished, without invalidating this Agreement, by Change Order.

20.1 CHANGE ORDER

20.1.1 The Miner may request or the Owner may order changes in the Work or the timing or sequencing of the Work. All such Owner-approved changes in the Work that are within the general scope of this Agreement shall be billed and paid in accordance with the Unit Prices on Exhibit C or other provisions of this Agreement.

20.1.2 If the Miner requests or the Owner orders a significant change in the Work which is beyond the general scope of the Work reflected on Exhibit A, the Owner and the Miner shall negotiate in good faith an appropriate adjustment to the relevant Unit Prices and/or CBE, and shall conclude those negotiations as expeditiously as possible. Any negotiated change to such Unit Prices and/or CBE shall be reflected in a Change Order. Agreement to any such Change Order shall not be unreasonably withheld. No significant changed Work shall be performed before mutual execution of such Change Order.

20.1.3 A significant change in the Work such that the Unit Prices in Exhibit C should be adjusted, is changed Work such that application of the original Unit Prices would cause substantial inequity to the Owner or the Miner.

20.2 An Addendum is a written or graphic instrument issued by the Owner prior to the execution of the Agreement which sets forth additions, clarifications, deletions or other revisions to the Agreement and other documents.

20.3 A Modification to the Agreement or any of the documents comprising the Agreement may be accomplished by: (a) a Change Order; (b) a unilateral Directive by the Owner or its representative; or (c) any other written amendment to the General Conditions or other document comprising the Agreement. A Modification may be made only after execution of the Agreement. No Directive shall be construed as a Modification (e.g., Change Order, or Extra Work order) unless it expressly so states.

20.4 A Directive is a written document issued by the Owner or its representative consisting of additions, deletions, clarifications or other written instructions with respect to the performance of the Work or the activities of the Miner (by way of example, on the Job Site or the property of the Owner). A Directive may include, but shall not be limited to, a bulletin, an engineering change, or other orders or instructions. Directives may become the subject of a Change Order, either singularly or collectively. Directives shall become the subject of a Change Order if they involve a change in the Agreement time and/or Agreement Price.

21. EXTENT OF AGREEMENT. This Agreement is solely for the benefit of the Parties, represents the entire and integrated agreement between the Parties, and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement and each and every provision is for the exclusive benefit of the Owner and Miner and not for the benefit of any third Party except to the extent expressly provided in this Agreement. This Agreement and/or any portion thereof may be amended or modified only by a Modification, as defined in Section 21. This Agreement consists of this document and the Exhibits listed in Section 4. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and together shall constitute one and same instrument.

22. FORCE MAJEURE. Neither of the parties hereto shall be liable to the other party for failure to comply with any of the terms and conditions of the Agreement where such failure is caused by an act of God, order or act of a government authority, strike or labor difficulty, an act of terrorism, fire, flood, windstorm unexpected geologic or other site conditions, severe winter weather, sustained power outage, or by any other cause beyond the reasonable control of the party that such party is otherwise obligated to perform and that materially affects the obligated party’s ability to perform, provided that prompt notice of such delay is given by such party to the other party and that the affected party be diligent in attempting to remove such cause or causes.

23. WORKFORCE STABILITY. Except as provided herein, the Owner agrees that during the term of Owner’s agreement with Miner and for a period of one (1) year following the termination of this agreement, the Owner shall not without written consent of Miner, attempt to hire or engage, directly or indirectly, any employee of Miner or otherwise encourage or attempt to encourage any employee of Miner to leave Miner’s employ, either while employed by Miner or within one year of employment by the Miner, whether the termination shall be voluntary or involuntary, or with or without cause.

No circumvention - For a period of one year, Owner shall require any future contractors engaged by them in connection with this project to accept a flow-down of these provisions as part of the terms of the engagement.

Personnel Conversion Fee:

After the completion of not less than 1250 billable hours for each of Miner’s employees as detailed on Exhibit C paid for by Owner, the Owner may elect to hire hourly employees of Miner assigned to the project at no conversion fee.

Conversion earlier shall be at a fee based on the hourly rates noted below x a ratio calculated as: 1250 x (1 - billable hours actually paid divided by 1250), and multiplied by the following amounts per employee converted:

Lead Miner - $40 x ratio;

Miner 1 - $35 x ratio;

Miner II and below - $25 x ratio.

No conversion shall occur without Miner’s approval.

Miner and Owner agree that, because Owner intends to transition to self-mining, all local labor employed by Miner shall be exempt from this Section 23 provision. Local labor is defined as any labor that is originally sourced from and residing in Alaska.

24. COUNTERPARTS; FAX OR ELECTRONIC MAIL SIGNATURES: This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts taken together shall constitute one and the same instrument. This Agreement may be executed by fax or electronic mail signature and a fax or electronic mail signature shall constitute an original signature for all purposes.

25. Owner Approvals: where Owner Approval of an item is referenced such approval shall be deemed given by clear inclusion of the cost element in an Owner approved CBE or monthly budget, or by explicit oral communication confirmed in writing or electronic mail communication or written approval by Owner’s representatives.

[Signature blocks appear on the following page.]

IN WITNESS HEREOF, the parties have executed this agreement and intend to be bound as of the date first listed above.

OWNER: Alaska Gold Torrent, LLC

BY:
STANLEY FOO
GENERAL MANAGER

PARENT: Gold Torrent, Inc.

BY:
DANIEL KUNZ
CHIEF EXECUTIVE OFFICER

MINER: Mining & Environmental Services LLC dba MES Mining dba Mountain Miners

BY:
MARK LEVIN
MANAGER

EXHIBIT A – SCOPE OF WORK

The following work is to be completed by Miner under the terms of this Mining Services Agreement

Execute Initial development of the Lucky Shot mine per plans prepared by Miner under separate Professional Services Agreement and as approved by Owner and per approved final drawings to be provided by Miner and approved by Owner, which shall become a part of these contract documents.

Summary scope:

1)	Mobilize equipment, personnel and labor to and from site as necessary,
2)	Beginning at the end of the existing arched liner plate portal structure, slash the Enserch adit to a nominal 12’ x 12’ arched cross section to the point of departure of the Coleman Ramp, plus an additional distance as shown on the drawings for muck storage.
3)	Develop the Coleman Ramp, as per the approved drawings, including muck-bays.

Scope details

●	Provision of labor and equipment as listed in the CBE, or as otherwise approved by Owner
●	Recruit and train underground miners and supervision as required, maximizing use of well-qualified Alaska residents when available.
●	Ongoing ramp development survey control as required
●	Provide Electrical services for startup via subcontractor
●	Install all underground ventilation, utilities and ground control fixtures as required for the Work.
●	Provide rental of certain equipment to project as identified in the CBE
●	Sale to Owner of certain equipment as per Exhibit F
●	Provide explosives required using magazines and drop trailer provided by explosives vendor or as otherwise available at project location.
●	Provide Personal Protective Equipment (“PPE”) for Miner’s employees
●	Initiation of materials and supplies purchase requests to Owner with sufficient lead times
●	Development of monthly budgets for Owner approval

Exhibit B: Allocation of MSHA Responsibilities

Standard	Description	proposed lead responsibility
Part 40	Miners representative, posted to bulletin board	n/a - Owner post letter no representative unless otherwise
Part 41	Legal ID, current data, form 2000-7	Owner
Part 44	Petition for modification on file	N/A
Part 45	Contractors ID#	Each Contractor on site must provide to Owner. Owner should Post list of Contractors.
	Contractors register available at mine office	Owner (MINER personnel must utilize - may be company specific sheet for each Contractor )
Part 47	HAZCOM Program	MINER for its personnel. Each employer onsite will need to do. MINER can assist Owner if requested
Part 48	Training Plans [UG Subpart (a) Surface subpart (b)]	MINER has an approved plan for its personnel. Each employer onsite will need to do.
48.29	Training records at mine site	MINER for its personnel. Each employer onsite will need to do. MINER preparing for Owner under PSA
Part 49	Available Mine Rescue (49.2)	Not applicable until 35 personnel underground, then Owner
	Alternative Mine Rescue (49.3)	Owner to file. MINER will provide draft under PSA.
	Location of Mine Rescue Station	Owner to provide.
Part 50	Mine Injury [7000-1; 103(d)]	Each employer at site must file and post report, plus Owner must report summary. MINER will submit hours monthly to Owner.
	Mine hours [7000-2; 103(h)]	Each employer at site must file and post report, plus Owner must report summary. MINER will submit hours monthly to Owner.
	Accident Investigation Reports Retention	Each employer at site must file and retain. MINER will provide copy to Owner.
Part 62	Occupational Noise Exposure Monitoring	Owner for the mine.
57.1000	Notification of commencement / closing of mines	Owner
56/57.3203	Rock Bolt Test	MINER will perform for bolts it installs
56/57.3203	Rock Bolt ASTM F432-95 Certification on file at mine	Owner for bolts it purchases, copy to MINER
56/57.3401	Examination of ground condition	MINER for its work areas only. Owner lead on surface.
57.4104	Covered metal waste containers for combustible waste	MINER for its facilities/work areas only. Owner and other contractors responsible for their work areas.
57.4131	Not more than 1 day supply of combustibles by portal or fan	Owner in general - MINER for its materials.
56/57.4201	Inspection of Firefighting Equipment	MINER for its work areas and equipment only. Owner for general mine.
57.4330	Firefighting, evacuation and rescue	Owner.
57.4360	Underground fire alarm system	Owner.
57.4361	Evacuation drill every 6 months	Owner. MINER staff will participate. MINER can provide forms.
57.4363	Evacuation Instructions	Owner.
57.4402	Safety cans for flammable liquids	Owner
57.4504	Main fan clear of combustibles for 25 feet	Owner
57.456	Fire retardant timber at portal for first 200 feet	Owner (N/A at Lucky shot)

57.4600	Welding/Cutting/Compressed gases	Each employer for its own work area
56/57.5005	Respirator Fit Test	Each employer for its own employees. Owner to provide Industrial Hygienist to administer
57.5037	Radon sampling record	Owner. Results must be provided to MINER.
57.5065	Diesel Fuel Records	Purchaser (s) of fuel (Owner)
57.852	Ventilation Plan	Owner to file. MINER will develop draft for filing under PSA.
57.8525	Record of main fan maintenance	Owner
57.11053	Escape and Evacuation Plan	Owner to file. MINER will develop draft for filing under PSA.
57.11058	Check-in/Check-out system	Owner. MINER responsible for its employees complying with system.
56/57.12028	Electrical Continuity & resistance record	Owner, except for initial checks by MINER subcontract electrician
56/57.13015	Compressed Air Receiver Tank record	Owner if applicable
56/57.13030	Fired pressure vessel records	Owner if applicable
56/57.14100	Safety defects; examination, record	MINER for its work areas / equipment used by MINER personnel only. Owner for its equipment and surface areas.
57.1503	Self-Rescuer Maintenance Record	MINER for its units only. Owner for its units.
56/57.18002	Examination of Working Places	MINER for its facilities/work areas only. Owner and other contractors responsible for their work areas. Owner for general mine
56/57.18010	First Aid Training (supervisors)	MINER for its personnel only.
57.18012	Posting of Emergency Telephone Numbers	MINER/Owner lists of emergency contacts need posted, also MSHA immediate notification
57.18014	Emergency medical service/transportation	Owner. Will need to include provisions for helicopter evacuation of critical care cases.
57.18028	Mine Emergency & Self Rescuer Training	MINER for its personnel (will include Owner and other contractors by arrangement)
57.19022	Record of wire rope measurements	N/A
57.19023	Record of wire rope examinations	N/A
57.19057	Record of hoist operators physical certificate	N/A
57.19121	Record of hoist equipment inspection; daily, weekly, monthly	N/A
57.506	Diesel Particulate Matter (see section - multiple requirements)	Owner shall provide monitoring, recordkeeping, notifications and adequate main ventilation.
57.507	DPM Miner Training	MINER for its personnel. Each employer onsite will need to do.
57.5071	Exposure Monitoring	Owner to provide program and data. MINER will notify its miners.
57.5075	Diesel Particulate records	Owner to provide program and data. MINER will notify its miners.
62.15	Hearing Conservation Program	MINER for its personnel. Each employer onsite will need to do. Owner to provide monitoring and data for MINER miners.

Additional:
	Pre-Employment Drug Testing & Fitness for duty Program	MINER for its personnel
	Onsite postings - Non-MSHA - labor laws, etc.	MINER for its work areas and programs. Owner for mine in general.
	Work area inspection records	MINER for its work areas only.
	Copies of all MSHA submittals and filings and monitoring data	Owner to provide to MINER

EXHIBIT B-2: Owner Responsibilities

●	Environmental Permitting and Monitoring
●	Construction of modifications to Enserch Portal structure to provide ventilation ducting corrugated metal pipe above existing liner plate portal structure, backfill as needed.
●	Post-startup Mine Electrician and Electrical Maintenance
●	Materials and supplies other than explosives
●	Design review/approval of ramp
●	Mine Rescue and Emergency Evacuation Services arrangements
●	Connex container storage and laydown area(s)
●	Ventilation ducting of capacity to meet MSHA DPM limits
●	Industrial Hygiene - Radon, DPM, noise and dust monitoring & reporting as per MSHA requirements
●	Movement and disposal of development rock on surface beyond portal dump site
●	Supply handling to designated laydowns in Contractor’s area
●	Man Camp with beds, laundry, meals, hot shower, internet, phone
●	Snow removal and snow plowing
●	Avalanche Control program
●	Transportation of underground miners to and from man camp to mine site
●	Timely purchasing per Miner’s supply request lists
●	Timely project funding into Working Capital Account per approved budgets
●	Rental and purchased equipment shipping arrangements from Dumont, CO to and from Mine Site
●	Surface excavating work required for project
●	Fully stocked mine mechanic shop, 40’ x 60’ near portal area (100’ +)
●	Surface generators
●	Fuel and Lubricants
●	Surface loader with forks,
●	Sanitary Facilities
●	Communications - radio on surface and leaky feeder underground
●	Office trailer with phone and Internet near portal area (100’ +)
●	Location for Explosive Magazines and ANFO drop trailer
●	Three 20’ cargo containers with shelving for Miner use

EXHIBIT C – 1 LABOR RATES FOR BILLING

Classification	Typical Base Pay	OT Premium @ 1.5 x base per law	GROSS PAY PER HOUR	Payroll Burden	Fringe Cost	Approx. Net Cost	OH + G&A *	Fee Fraction *	BILL RATE	Federal OT Rule OT 106 hours pay for 84 hours work
Project Manager	$108.17	N/A	$108.17	$6.52	$9.97	$124.66	12.00%	7.00%	$148.35	148.35
Admin, BA or BS Degreed	$35.00	N/A	$35.00	3.87	6.05	$44.92	12.00%	8.00%	$53.91	53.91
Admin, Job Clerk, Associates	$20.00	N/A	$20.00	2.21	3.46	$25.67	12.00%	8.00%	$30.80	36.58
Admin, Job Clerk, Associates, OT	$20.00	$10.00	$30.00	3.32	5.18	$38.50	12.00%	8.00%	$46.21
Staff Eng	$65.00	N/A	$65.00	11.32	11.23	$87.55	12.00%	8.00%	$105.06	105.06
Superintendent	$55.00	N/A	$55.00	9.58	9.50	$74.08	12.00%	8.00%	$88.90	88.90
Lead Miner or Tech, ST	$42.50	$0.00	$42.50	7.40	7.34	$57.25	12.00%	8.00%	$68.70	86.69
Lead Miner or Tech, OT	$42.50	$21.25	$63.75	11.11	0.00	$74.86	12.00%	8.00%	$89.83
Miner or Tech I, ST	$37.50	$0.00	$37.50	6.53	6.48	$50.51	12.00%	8.00%	$60.61	76.49
Miner or Tech I, OT	$37.50	$18.75	$56.25	9.80	0.00	$66.05	12.00%	8.00%	$79.26
Miner II or Tech II, ST	$30.00	$0.00	$30.00	5.23	5.18	$40.41	12.00%	8.00%	$48.49	61.19
Miner II, or Tech II OT	$30.00	$15.00	$45.00	7.84	0.00	$52.84	12.00%	8.00%	$63.41
Miner III or Tech III, ST	$25.00	$0.00	$25.00	4.36	4.32	$33.67	12.00%	8.00%	$40.41	50.99
Miner III or Tech III, OT	$25.00	$12.50	$37.50	6.53	0.00	$44.03	12.00%	8.00%	$52.84
Miner Shop Labor -									$78.00
PPE Allowance, per hour									$3.00

In-House Professional Services Notes:

a)	Overtime does not apply to professional services.
b)	Professional services rates include all applicable payroll taxes, workmen’s compensation insurance, overhead, and profit.
c)	Travel time is billed at 50% of applicable billing rate, but not less than $45.00 per hour. Billable travel time is capped at 8 hours per day.
d)	Domestic Per-diem and mileage are billable at the current GSA rates applicable to the location.
e)	Expert Witness work is quoted on a case-by-case basis.

Labor Rate Notes:

a) Overtime is charged at greater than 10 hours per day or 40 hours per week.

b) Labor rates include all applicable payroll taxes, workmen’s compensation insurance, overhead, and profit.

c) No unproductive time such as vacation, holiday, voting, or sick time hours will be charged to.the job. Job-specific safety meetings and task training on site will be charged. General 32-hour New Miner training and 8-hour refresher training is not billable. Mine rescue training at project site is billable.

d) Surface employees may receive 15 minutes of paid break in every 4 hour work period. Employees working underground may receive up to 10 minutes of paid break every 2 hours. Employees performing elevated work hanging from ropes, etc. may receive up to 15 minutes of paid break for every hour on rope. Employees working in cold water or properly dressed workers in other extreme temperature conditions will be allowed to take paid breaks as reasonably necessary to maintain body temperature.

e) Lunchtime for mine site workers is paid.

f) Employees in training will be billed at appropriately reduced rates commensurate with Miner.evaluation of relative productivity compared to fully proficient personnel.

g) Per-Diem charges for employees working at locations more than 1 hour from home will be billed based on current published federal GSA daily rates for the job locality, or as otherwise negotiated. Where project schedule and location makes it reasonably impracticable for employees to return and be home for at least 24 hours on days off, employees remaining at the deployed project locale will be paid per diem on the day(s) off and that will be billed.

h) Daily minimum charge for deployed employees on standby is ½ of scheduled shift, plus applicable per-diem.

i) PPE consumables allowance includes all PPE up through “Level D”: fall protection, self rescuers, hardhats, safety glasses, belts, slickers, respirators up to half mask, gloves, hearing protection, goggles, etc. It does not include the cost of specialized PPE beyond Level D, such as supplied air, etc. Employees are expected to report at starting time in designated PPE up through Level D where required. Where specialized PPE beyond Level D as defined above is required, time spent doffing/donning is paid and billable.

j) Shaft or raise workers are subject to a 35% premium rate.

TABLE C-2 Owner and MINER’S LABOR- Expected Staffing Levels

Position	Other	Per Shift	Total	Owner	MINER
Project Manager	1		1		1.0
Contract Oversight				1.0
Mine Captain (Superintendent)	1		2		2.0
Project Engineer - Short Range Planner	1		1		0.5
Safety - onsite	1		1		0.5
IH/Environment Technician	1		1	0.25
Supply Logistics	1		1	0.5
Purchasing				0.5
Surveyor	0.5		2		0.5
Job Accountant	1		1	0.25	0.25
Job Clerk	1		1		1.0
General Mine
Surface Utility & Expediter			1	1.00
Drifting Crew - Ramp Development
Lead Miner / Jumbo Drill Operator		1	3		3.0
Haulage/ Miner 1		2	6		6.0
Miner II		0	see note
Miner III _Nipper/trainee		0	see note
Maintenance - Underground
Mechanic - Expert		1	3	1.0	2.0
Mine Electrician		TBD	1	0.5

EXHIBIT C – 3 EQUIPMENT RENTAL RATES

Equipment Type	Monthly	# Req’d
*Jumbo - Single boom diesel	$15,500	1
*Jumbo - Single boom electric	$15,500	1
*Pnuem Jumbo GD minibore or Tam MJM 20B	$5,500	1
Backup Hydrastar 300 or Sandvik 538/510	$3,000	2
Backup PR55 or Tam L550	$500	2
2 – 2.5 LHD Toro 151	$8,500	2
LHD 3.5-4 cy capacity	$13,750	2
Kobata RTV 900	$612	3
Aux Fan – 51 to 100 HP -	$1,960	1
Aux Fans – 101 to 150 HP - 2 stage	$2,450	2
Aux Fans – 151 to 200HP - 2 stage	$2,450	2
Backup - spare fan stage	$613	1
Quasar Bolter	$18,500	1
Tunnel alignment laser	$480	1
Steel Anfo Loader, 100 # class	$320	2
Reflector-less Total Station and Tripods	$645	1
Gas Meter	$225	2
4x4 Pickup or SUV	$1,680	4
Diesel or Propane Indirect fired heaters	$280	1
*Shotcrete machine - dry	$1,100	1
*Shotcrete Pre-dampener	$1,100	1
*Airstream Helmets	$225	2
Tool Crib – miscellaneous small tools	$7,500	1
*HDPE Fusion Welder	$1,800	1
*Triplex Water Booster Pump	$325	2

●	Standby rate = 50% of rate above

Exhibit D: Initial Project Budget for Working Capital Account

August-September 2017

Description of Work	Qty	Units	Price USD	Ext. Cost, USD	Activity Total	Notes

Mobilization & Setup for Initial Work

Project Manager	60	HR	149.59	8,975.53		Logistics separate from PSA work
Project Manager, Travel	24	HR	74.80	1,795.11
Project Engineer	60	HR	105.06	6,303.84
Project Engineer, Travel time	12	HR	55.00	660.00
Superintendent	50	HR	88.90	4,445.02		Recruitment, Logistics help, purchase list development
Travel Expense Budget - Initial Mob and Setup	1	Bud	15,000.00	15,000.00
Admin	100	HR	46.21	4,620.51		logistics support for recruitment,account setups, etc.
New Hire Physicals	12	EA	756.00	9,072.00
2x R1300G and Diesel Jumbo to Mine Site	3	BUD	9,013.00	27,039.00		Per estimate from King Hufford
40’ cans to mine site	2	BUD	7,796.00	15,592.00		Per estimate from King Hufford
20’ cans to mine site	2	BUD	6,545.00	13,090.00		Per estimate from King Hufford
40’ flat to mine site	2	BUD	8,431.00	16,862.00		Per estimate from King Hufford
Shop time Prep, organze and loading	300	HR	78.00	23,400.00
Blocking timber and misc. Load bracing and securement supplies	1	Budget	3,000.00	3,000.00
Pickup, chase supplies	4	DY	56.00	224.00
Mileage	800	MI	0.54	428.00

Mobilization Total					$150,507.01

Mine Crew, Onsite, general setup time and initiate slashing Enserch						Estimated at 5 days, including 8 hours for MSHA required Experienced Miner site-specific training
Project Manager	60	HR	149.59	8,975.53		Kickoff Meeting with Owner rep, site specific training, work to setup intersection
Project Engineer	60	HR	105.06	6,303.84
Superintendent	240	HR	88.90	21,336.09		Super 1 week ahead
Lead Miner	40	HR	68.70	2,747.83
Lead Miner, OT	20	HR	89.83	1,796.53
Miner I	240	HR	60.61	14,547.33
Miner I, OT	120	HR	79.26	9,511.02
Miner II	0	HR	48.49	0.00
Miner II, OT	0	HR	63.41	0.00
Mechanic	120	HR	68.70	8,243.49
Mechanic, OT	60	HR	89.83	5,389.58
Misc. site setup supplies	1	BUD	10,000.00	10,000.00
JCB-520	0	DY	0.00	0.00		To become AGT owned equipment used by MES
Kubota RTV	1.50	MO	612.00	918.00		Assume 3 units, half month
Pickup Trucks	60	DY	56.00	3,360.00
Mileage	600	MI	0.54	321.00
Initial Explosives Mag Fill	1	BUD	30,000.00	30,000.00
Diesel Quasar	0.50	MO	15,500.00	7,750.00
CAT R1300	1.00	MO	13,750.00	13,750.00		Assume 2 units x 1/2 mo
Misc Rental items, PPE, etc.	1.00	BUD	10,000.00	10,000.00
Per Diem	99.00	DY	194.25	19,230.75		Assume 3 men x 15 days + 22 each super and PM + 5 Mine Engineer + 5 surveyor. 75% of Govt rate
Admin, offsite	60	HR	46.21	2,772.60
Surface Wheel Loader with Forks for loading and unloading	1	BUD	0.00	0.00		Assme all surface equipment furnished by Owner
Electrical Contractor Support	1	BUD	30,000.00	30,000.00		Onsite and offsite services

Onsite Setup Total					$206,953.59

Total					$357,460.59

Exhibit E: Consensus Baseline Estimate (“CBE”)

Item					Total
Contractor’s Mobilization
	# Units	Units	Unit Cost	Total
Mining Contractor Mobilization	1	Budget	148,857.25	$148,857.25
Activity Total					$148,857

Onsite Setup
Onsite Setup - Mining Contractor Costs	1	Budget	80,155.89	$80,156
Activity Total					$80,156

Enserch Adit Enlargement and Rehabilitation
Slashing Good Ground to 12x12	840	FT	616.50	$517,857
Contractor Indirects/Sitewide Cost	31	Days	2,852.51	$89,253
Activity Total					$607,109
Ramp To Coleman
Coleman Ramp - 12‘x12’ arched - good ground	2517	FT	931.45	$2,344,464
Muckbay Intersection Work	4	EA	33,367.51	$133,470
Contractor Indirects/Sitewide Cost	89	Days	4,754.18	$421,146
Activity Total					$2,899,081
Demobilization - Mining Contractor
	# Units	Units	Unit Cost	Total
Mining Contractor Demobilization	1	Budget	147,224.49	$147,224.49
Activity Total					$147,224
Estimated Total for Initial Scope					$3,882,428
Contingency @ 15%					$582,364.13
Recommended Total Budget					$4,464,792

EXHIBIT F OWNER PURCHASED EQUIPMENT

Telescopic forklift JCB 520	1	$28,500
Work Deck for Forks	1	$1,800
Eimco 950/955 UG utility flatbed	1	$30,000
Bolting Basket	1	$3,800
GE Portable UG substation - 300 KVA 1 refurbished needs breaker panels, 1 core for rebuild	2	pending
480 to 4.16 Kv Step-up unit Intermtn Elect	1	pending
480 V Electrical Dist. Connex Electrical Automation	1	pending
HV Electrical Switch 25kV Pemco rebuilt by Intermtn Elec and Electrical Autom	1	pending
Large Bangboard/starter box	2	pending
Small Bangboard / starter box	2	pending